Exhibit 11.1

                              CARNEGIE GROUP, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                          6 months ended                 3 months ended
                                                              June 30,                       June 30,
                                                      ------------------------       ------------------------
                                                          1998         1997              1998         1997
                                                      -----------   ----------       -----------   ----------
                 Net income (loss)                    $(2,060,379)  $  909,756       $   171,802   $  521,509
                                                      ===========   ==========       ===========   ==========
                 Weighted average common shares
                      outstanding                        6,512,252   6,287,407          6,528,036   6,296,648
                 Effect of dilutive shares
                      outstanding                          309,564     642,635            310,593     608,700
                                                      -----------   ----------       -----------   ----------
                 Dilutive shares outstanding             6,821,816   6,930,042          6,838,629   6,905,348
                                                      ============  ==========       ============  ==========
                 Earnings (loss) per common share
                      Basic                                $(0.32)       $0.14            $ 0.03        $0.08
                                                           ======        =====            ======        =====
                      Diluted                              $(0.32)       $0.13            $ 0.03        $0.08
                                                           ======        =====            ======        =====